EXHIBIT 99.1


FOR IMMEDIATE RELEASE                              CONTACT:  JAMES J. LYNCH
                                                             (215) 836-2400


            PRIME BANCORP, INC. COMPLETES FIRST STERLING MERGER


Fort Washington, PA (January 2, 1997). Today Prime Bancorp, Inc. announced the December 31, 1996, completion of the First Sterling Bancorp, Inc. merger. Simultaneously with the merger, Prime Bancorp, Inc. has now become a Pennsylvania-chartered corporation, and is successor to the Delaware-chartered corporation of the same name. The two primary operating subsidiaries of Prime Bancorp, Inc. are Prime Bank and First Sterling Bank.

Prime Bank's 18 offices are in Eastern Montgomery County, Lower Bucks County, and Northeast Philadelphia. First Sterling's 5 offices cover the Main Line and Delaware County. Together, the Prime Bancorp franchise is now 23 offices which span the Philadelphia region, stretching 35 miles from Media, Delaware County, to Yardley, Bucks County.

The combined assets of the new Prime Bancorp, Inc. exceed $900 million. Both banks specialize in offering high-quality banking services to both businesses and consumers and share a common banking philosophy which stresses customer service, product superiority, employee excellence and increasing shareholder value.

President and CEO James J. Lynch commented: "Somewhere between the larger megabanks and the smaller boutique banks is the right size bank -- The Prime Banks. Prime Bank and First Sterling Bank offer highly personal service that is carefully blended with modern technology -- a combination which delivers better banking services at a lower cost."










                                   -3-